       1                                                       Exhibit 99.1


November 13, 2003                                            Edward J. Boyle
                                                  CFO, Secretary & Treasurer
                                                                412-442-8244


                      MATTHEWS INTERNATIONAL ANNOUNCES
                          EARNINGS FOR FISCAL 2003

PITTSBURGH, PA, NOVEMBER 13, 2003 -- Matthews International Corporation (NASDAQ NMS: MATW) today announced financial results for the fiscal year ended September 30, 2003. The Company reported net income for fiscal 2003 of $44,931,000. Earnings per share for fiscal 2003 were $1.39 per share, representing an increase of 15.8 percent over $1.20 per share (before accounting change) for fiscal 2002. Including the impact of a change in accounting for goodwill impairment, net income for fiscal 2002 was $35,006,000, or $1.10 per share. Sales for the year ended September 30, 2003 were $458,961,000, representing an increase of $30,875,000, or 7.2%
over sales of $428,086,000 in fiscal 2002. The majority of the year over year sales increase is due to an additional two months of sales in fiscal 2003 related to the acquisition of York Casket which was completed in December 2001 and an increase in the value of foreign currency exchange rates compared to the U.S. dollar.

For the fiscal 2003 fourth quarter, net income was $11,757,000, or $0.36 per share compared to $10,220,000 or $0.32 per share for the fourth quarter a year ago. Net income for the fiscal 2003 fourth quarter represented an increase of 15.0 percent over the fiscal 2002 fourth quarter. Net income for the fiscal 2003 fourth quarter and year were impacted by a pre-tax gain of $2.6 million on the sale of the Company's Graphics Imaging facility in Southern California and a pre-tax charge of $3.6 million for goodwill impairment related to the Graphics Imaging segment's subsidiary, O.N.E. Color Communications. Sales in the fourth quarter were $118,162,000 compared to $113,832,000 in the same quarter last year.

Commenting on the financial results for fiscal 2003, David M. Kelly, Chairman and Chief Executive Officer, stated: "I am pleased to report that each of our five business segments generated higher sales and improved
operating profit compared to the prior year.   Fiscal 2003 was a strong
year for Matthews.



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Matthews International Corporation      - 2 of 3 -           November 13, 2003

We focused our efforts on improving our operations, developing new products and reducing debt. The Corporation also benefited from an increase in the value of the Euro, a reduction in interest expense, an additional two months being included in our fiscal 2003 financial results for York Casket; and the
acquisition of ReproService Munich which we    completed in August 2003."

Mr. Kelly also noted that the quarter ended September 30, 2003 represented the twenty-seventh consecutive quarter of double-digit earnings growth for the Corporation and that the Company's nine-year average increase in earnings per share since becoming a publicly traded stock in July 1994 is 15.2 percent. "For the twelve months ended September 30, 2003, we were able to reduce our domestic bank borrowings by another $40 million and the Company repurchased 252,700 shares of its common stock during fiscal 2003. This is further evidence of our ability to generate significant positive cash flow and reinforces our policy of conservative fiscal management."

This year's EPS of $1.39 was also one cent per share higher than the revised target of $1.38 which was announced by the Corporation during its conference call on July 23, 2003. The Company currently estimates that its earnings per share for fiscal 2004 will be approximately $1.58 per share, which is within its 12% to 15% growth objective.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and caskets for the cemetery and funeral home industries, and custom made products which are used to identify people, places, products and events. The Company's products include cast bronze memorials and other memorialization products; caskets; bronze and aluminum architectural products; cremators and cremation-related products; mausoleums, printing plates, pre-press services, and imaging systems for the corrugated and flexible packaging industries; and marking equipment and consumables for identifying various consumer and industrial products and containers.



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Matthews International Corporation       - 3 of 3 -         November 13, 2003


                      MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                            CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                            (Unaudited)
                                   (In Thousands, except Share Data)

                              Three Months Ended              Year Ended
                             --------------------      -----------------------
                             9/30/03      9/30/02     9/30/03(1)       9/30/02
                             -------      -------      --------        -------
Sales                       $118,162     $113,832      $458,961       $428,086
Operating Profit              21,263       18,662        80,148         68,187
Income before Taxes and
 Accounting Change            19,206       16,833        73,417         62,457
Income Taxes                   7,449        6,613        28,486         24,225
Income before Accounting
 Change                       11,757       10,220        44,931         38,232
Effect of Accounting
 Change, Net of Taxes              0            0             0        (3,226)
Net Income                   $11,757      $10,220       $44,931        $35,006
Earnings per Share before
 Accounting Change             $0.36        $0.32         $1.39          $1.20
Earnings per Share             $0.36        $0.32         $1.39          $1.10
Weighted Average Shares   32,738,289   31,928,703    32,314,696     31,795,990

(1) Fiscal 2003 included a net pre-tax charge of $1,000 from special items which consisted of a goodwill impairment charge of $3.6 million, net of a pre-tax gain of $2.6 million on the sale of a facility.

Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company's control.